Exhibit 10.23

STOCKHOLDERS AGREEMENT

by and among

ADT INC.

and

THE OTHER PARTIES HERETO

Dated as of [●]

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of [●] by and among ADT Inc., a Delaware corporation (the “Company”), and each of the other parties identified on the signature pages hereto (the “Holders”).

RECITALS:

WHEREAS, the Company is currently contemplating an underwritten initial public offering (“IPO”) of shares of its Common Stock (as defined below); and

WHEREAS, in connection with, and effective upon, the date of completion of the IPO (the “Closing Date”), the Company and the Holders wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

1.1    Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” means, with respect to any Person, (a) any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a general partner, partner, managing director, manager, officer, director or principal of the specified Person. Notwithstanding the foregoing, except with respect to Section 5.15 and the definitions of “Apollo Entities”, “Related Entities”, “Related Party” and “Related Parties”, none of the Apollo Entities or the Related Entities shall be considered an Affiliate of (i) any portfolio company in which the Apollo Entities or the Related Entities or any of their investment fund affiliates have made a debt or equity investment (and vice versa), (ii) any limited partners, non-managing members of, or other similar direct or indirect investors in, the Apollo Entities or the Related Entities or any of their respective affiliates (and vice versa) or (iii) any portfolio company in which any limited partner, non-managing member of, or other similar direct or indirect investor in the Apollo Entities or the Related Entities any of their respective affiliates have made a debt or equity investment (and vice versa), and none of the Persons described in clauses (i) through (iii) of this definition shall be considered an Affiliate of each other.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Apollo Designee” has the meaning set forth in Section 2.1(b).

“Apollo Entities” means TopCo Parent, its Affiliates that are beneficially owned by Apollo Global Management, LLC and TopCo Parent’s and such Affiliates’ respective successors and Permitted Assigns.

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as the same may be amended and/or restated from time to time.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended and/or restated from time to time.

“Closing Date” has the meaning set forth in the Recitals.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

“Company” has the meaning set forth in the Preamble.

“control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holders” has the meaning set forth in the Preamble.

“IPO” has the meaning set forth in the Recitals.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Permitted Assigns” means with respect to a Related Entity, a Transferee of shares of Common Stock that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Related Entities” means TopCo Parent, its Affiliates and its and its Affiliates’ respective successors and Permitted Assigns.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors, representatives or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“TopCo Parent” means Prime Security Services TopCo Parent, L.P., a Delaware limited partnership.

“Total Number of Directors” means the total number of directors constituting the Board.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

1.2    Construction. Interpretation of this Agreement shall be governed by the following rules of construction. Unless the context otherwise requires: (a) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (b) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including Exhibits hereto; (c) references to “$” or “Dollars” shall mean United States dollars; (d) the words “include,” “includes,” “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) each of TopCo Parent and the Holders has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s permitted successors and assigns; (k) references to “days” mean calendar days unless Business Days are expressly specified; (l) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (m) the terms “party”, “party hereto”, “parties” and “party hereto” shall mean a party to this Agreement and the parties to this Agreement, as applicable, unless otherwise specified; (n) with respect to the determination of any period of time, “from” means “from and including”; and (o) any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time may be amended, supplemented, restated or modified, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

ARTICLE II.

BOARD OF DIRECTORS

2.1    Election of Directors.

(a)    Following the Closing Date, TopCo Parent shall have the right, but not the obligation, to nominate to the Board a number of designees equal to at least: (i) a majority of the Total Number of Directors, so long as the Apollo Entities beneficially own 50% or more of the outstanding shares of Common Stock; (ii) 50% of the Total Number of Directors, in the event that the Apollo Entities beneficially own 40% or more, but less than 50%, of the outstanding shares of Common Stock; (iii) 40% of the Total Number of Directors, in the event that the Apollo Entities beneficially own 30% or more, but less than 40%, of the outstanding shares of Common Stock; (iv) 30% of the Total Number of Directors, in the event that the Apollo Entities beneficially own 20% or more, but less than 30%, of the outstanding shares of Common Stock; and (v) 20% of the Total Number of Directors, in the event that the Apollo Entities beneficially own 5% or more, but less than 20%, of the outstanding shares of Common

Stock. For purposes of calculating the number of Directors that TopCo Parent is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one quarter (1 1/4) Directors shall equate to two (2) Directors) and any such calculations shall be made after taking into account any increase in the Total Number of Directors. In addition to the foregoing, TopCo Parent shall have the right, but not the obligation, (x) to nominate to the Board one (1) designee (the “Co-Invest Nominee”) identified to TopCo Parent by the party set forth on Exhibit A, so long as such party continues to hold, directly or indirectly, an interest in the Company (including, for the avoidance of doubt, as a limited partner of TopCo Parent or a direct or indirect shareholder, member, or limited partner of a limited partner in TopCo Parent) of at least the amount set forth on Exhibit A (such condition, the “Co-Investor Condition”), and (y) to nominate to the Board one (1) designee (the “Koch Nominee”) identified to TopCo Parent by Koch SV Investments, LLC (“Koch”), so long as (i) at least 25.0% of the Series A Preferred Securities issued to Koch on May 2, 2016 remain outstanding or (ii) less than 25.0% of the Series A Preferred Securities issued to Koch on May 2, 2016 remain outstanding as a result of one or more redemptions pursuant to Section 6(a) of the Certificate of Designation of Series A Preferred Securities of the Company (such condition, the “Koch Condition”).

(b)    In the event that TopCo Parent has nominated less than the total number of designees TopCo Parent shall be entitled to nominate pursuant to Section 2.1(a), TopCo Parent shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, the Company and the Directors shall take all necessary corporate action, to the fullest extent permitted by applicable law, to (x) enable TopCo Parent to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board, or otherwise and (y) to effect the election or appointment of such additional individuals nominated by TopCo Parent to fill such newly-created directorships or to fill any other existing vacancies. Each such person whom TopCo Parent shall actually nominate pursuant to this Section 2.1 and who is thereafter elected to the Board to serve as a Director (other than the Co-Invest Designee or Koch Designee) shall be referred to herein as an “Apollo Designee”. Each Co-Invest Nominee whom TopCo Parent shall actually nominate pursuant to this Section 2.1 and who is thereafter elected to the Board to serve as a Director shall be referred to as a “Co-Invest Designee”), and each Koch Nominee whom TopCo Parent shall actually nominate pursuant to this Section 2.1 and who is thereafter elected to the Board to serve as a Director shall be referred to as a “Koch Designee”).

(c)    In the event that a vacancy is created at any time by the death, retirement or resignation of any Apollo Designee, Co-Invest Designee (provided that the Co-Investor Condition is satisfied) or Koch Designee (provided that the Koch Condition is satisfied), the remaining Directors and the Company shall, to the fullest extent permitted by applicable law, take all actions necessary at any time and from time to time to cause the vacancy created thereby to be filled by a new designee of TopCo Parent (which designee, in the case of a vacancy in respect of (i) a Co-Invest Designee, shall be identified by the party set forth on Exhibit A, and (ii) a Koch Designee, shall be identified by Koch), as soon as possible.

(d)    The Company agrees, to the fullest extent permitted by applicable law, to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the persons designated pursuant to this Section 2.1 and to nominate and recommend each such individual to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof. The Company is entitled, solely for the purposes set forth in this Section 2.1(d), to identify such individual as an Apollo Designee, a Co-Invest Designee or a Koch Designee pursuant to this Stockholders Agreement.

ARTICLE III.

INFORMATION

3.1    Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. For so long as (x) no Apollo Designee is then serving as a Director, and (y) TopCo Parent beneficially owns 3% or more of the outstanding shares of Common Stock, the Company shall, and shall cause its Subsidiaries to, permit the Apollo Entities and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to inspect, review and/or make copies and extracts from the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary. For so long as (x) no Apollo Designee is then serving as a Director, and (y) TopCo Parent beneficially owns 3% or more of the outstanding shares of Common Stock, the Company, upon the written request of any Apollo Entity, shall, and shall cause its Subsidiaries to, provide the Apollo Entities, in addition to other information that might be reasonably requested by the Apollo Entities from time to time, (i) direct access to the Company’s auditors and officers, (ii) the ability to link TopCo Parent’s systems into the Company’s general ledger and other systems in order to enable the Apollo Entities to retrieve data on a “real-time” basis, (iii) quarter-end reports, in a format to be prescribed by the Apollo Entities, to be provided within 30 days after the end of each quarter, (iv) copies of all materials provided to the Board (or committee of the Board) at the same time as provided to the Directors (or members of a committee of the Board), (v) access to appropriate officers and directors of the Company and its Subsidiaries at such times as may be requested by the Apollo Entities, as the case may be, for consultation with each of the Apollo Entities with respect to matters relating to the business and affairs of the Company and its Subsidiaries, (vi) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, stock redemptions or repurchases, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the Charter or Bylaws or the organizational documents of any of its Subsidiaries, and to provide the Apollo Entities with the right to consult with the Company and its Subsidiaries with respect to such actions, (vii) flash data, in a format to be prescribed by the Apollo Entities, to be provided within ten days after the end of each quarter and (viii) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries (all such information so furnished pursuant to this Section 3.1, the “Information”). The Company agrees to consider, in good faith, the recommendations of the Apollo Entities in connection with the matters on which the Company is consulted as described above. Subject to Section 3.2, any Apollo Entity (and any party receiving Information from an Apollo Entity) who shall receive Information shall maintain the confidentiality of such Information, and the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used its commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Apollo Entities without the loss of any such privilege.

3.2    Sharing of Information. Individuals associated with TopCo Parent may from time to time serve on the Board or the equivalent governing body of the Company’s Subsidiaries. The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (i) will from time to time receive non-public information concerning the Company and its Subsidiaries, and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 3.1) share such information with other individuals associated with TopCo Parent. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as Directors (or members of the governing body of any Subsidiary) and enabling the Apollo Entities, as equityholders, to better evaluate the Company’s performance and prospects. The Company, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.

ARTICLE IV.

OTHER RIGHTS

4.1    Consent to Certain Actions.

(a)    Subject to the provisions of Section 4.1(b), without the prior written approval of TopCo Parent, the Company shall not, and shall (to the extent applicable) cause each of its Subsidiaries not to:

(i)    amend, modify or repeal (whether by merger, consolidation or otherwise) any provision of the Charter, the Bylaws or equivalent organizational documents of its Subsidiaries in a manner that adversely affects any of the Apollo Entities;

(ii)    issue additional equity interests of the Company or any of its Subsidiaries, other than (A) any award under any stockholder-approved equity compensation plan, (B) any award under an equity compensation plan approved by a majority of the Apollo Designees, or (C) any intra-company issuance among the Company and its wholly-owned Subsidiaries;

(iii)    make any payment or declaration of any dividend or other distribution on any shares of Common Stock or entering into any recapitalization transaction, the primary purpose of which is to pay a dividend;

(iv)    merge or consolidate with or into any other entity, or transfer (by lease, assignment, sale or otherwise) all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole, to another entity, or enter into or agree to undertake any transaction that would constitute a “Change of Control” as defined in the Company’s or its Subsidiaries’ principal credit facilities or note indentures (other than, in each case, transactions among the Company and its wholly-owned Subsidiaries);

(v)    other than in the ordinary course of business with vendors, customers and suppliers, enter into or effect any (A) acquisition by the Company or any Subsidiary of the equity interests or assets of any Person, or the acquisition by the Company or any Subsidiary of any business, properties, assets, or Persons, in one transaction or a series of related transactions or (B) disposition of assets of the Company or any Subsidiary or the shares or other equity interests of any Subsidiary, in each case where the amount of consideration for any such acquisition or disposition exceeds $25 million in any single transaction, or an aggregate amount of $50 million in any series of transactions during a calendar year;

(vi)    undertake any liquidation, dissolution or winding up of the Company;

(vii)    incur financial indebtedness, in a single transaction or a series of related transactions, aggregating to more than $25 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of the Company’s IPO or otherwise approved by TopCo Parent;

(viii)    hire or terminate any Executive Officer of the Company or designate any new Executive Officer of the Company;

(ix)    effect any material change in the nature of the business of the Company or any Subsidiary, taken as a whole; or

(x)    change the size of the Board.

(b)     The approval rights set forth in Section 4.1(a) shall terminate at such time as TopCo Parent no longer collectively beneficially owns at least 25% of the outstanding shares of Common Stock.

ARTICLE V.

GENERAL PROVISIONS

5.1    Termination. This Agreement shall terminate on the earlier to occur of (i) such time as TopCo Parent no longer beneficially owns 3% or more of the outstanding shares of Common Stock and (ii) upon the delivery of a written notice by TopCo Parent to the Company requesting that this Agreement terminate. Notwithstanding the foregoing, the provisions of Article II of this Agreement shall survive termination of this Agreement until such time as the party set forth on Exhibit A no longer satisfies the Co-Investor Condition and Koch no longer satisfies the Koch Condition, unless the written notice delivered by TopCo Parent to the Company in accordance with this Section 5.1 is also signed by (x) the party set forth on Exhibit A, as long as it satisfies the Co-Investor Condition and (y) Koch, as long as it satisfies the Koch Condition, in each case, as of such date.

5.2    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by electronic transmission or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, sent by electronic transmission or upon actual delivery by reputable overnight courier service (as indicated in such courier service’s records).

The Company’s address is:

ADT Inc.

1501 Yamato Road

Boca Raton, Florida 33431

Attention: Chief Executive Officer

with a mandatory copy to:

ADT Inc.

1501 Yamato Road

Boca Raton, Florida 33431

Attention: Chief Legal Officer

The Apollo Entities’ address is:

c/o Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Attention: Marc Becker and General Counsel

Fax: (646) 417-6429

with a copy (not constituting notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-60064

Attention: Taurie M. Zeitzer and David Beller

Fax: (212) 492-0353

5.3    Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

5.4    Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Apollo Entity being deprived of the rights contemplated by this Agreement.

5.5    Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that (i) each Apollo Entity shall be entitled to assign, in whole or in part, to any of its Permitted Assigns without such prior written consent any of its rights hereunder and (ii) each Holder shall be entitled to assign, in whole or in part, any of its rights hereunder without such prior written consent to any entity to which such Holder may transfer all or part of its limited partnership interests in AP VIII Prime Security Services Holdings, L.P. (“AP VIII”), pursuant to and in accordance with that certain Amended and Restated Agreement of Limited Partnership of AP VIII, dated as of May 2, 2016, and any other applicable agreements by and between AP VIII and such Holder.

5.6    Third Parties. Except as provided for in Section 3.2 with respect to any Apollo Entity, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.7    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

5.8    Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division), or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 5.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

5.9    Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of any bond.

5.10    Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.11    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.12    Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.13    Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.14    Effectiveness. This Agreement shall become effective upon the Closing Date.

5.15    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or otherwise, and notwithstanding the fact that certain of the Holders may be partnerships, limited liability companies, corporations or other entities, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto or otherwise shall be had against any of the Apollo Entities or the Related Entities or any of their former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement) each party hereto or any of its respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party hereto or any of its respective assignees under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 5.16 shall relieve or otherwise limit the liability of any party hereto or any of its respective assignees for any breach or violation of its obligations under such agreements, documents or instruments.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

COMPANY

ADT INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

HOLDERS

PRIME SECURITY SERVICES TOPCO PARENT, L.P.

By:	Prime Security Services TopCo Parent GP, LLC,
its general partner

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

PRIME SECURITY SERVICES TOPCO PARENT GP, LLC

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

[TEMASEK INTERNATIONAL]

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

[KOCH SV INVESTMENTS, LLC]

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Exhibit A

Specified Beneficial Ownership of Interest in a Certain Affiliate of the Company

Investor	Amount of Interest Beneficially Owned
Temasek International	[●]